Exhibit 99.2

Questcor Pharmaceuticals, Inc. (Nasdaq: QCOR) Q4 and 2011 Earnings Call

February 22, 2012

MANAGEMENT DISCUSSION

Operator:	Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Questcor Fourth Quarter and Fiscal Year 2011 Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touch-tone phone. Please press star, zero for operator assistance at any time. For participants using speaker equipment, it will be necessary to pick up your handset before making your selection. This conference is being recorded today, Wednesday, February 22nd of 2012.

I would now like to turn the conference over to Doug Sherk, EVC Group. Please go ahead, sir.

Doug Sherk:	Thank you, Operator. Good afternoon, everyone. Thank you for joining us today for the Questcor Pharmaceuticals conference call to discuss the fourth quarter and full year 2011 financial results and earnings. This afternoon at the market close, Questcor issued its earnings release, which is posted on the Company’s website at www.questcor.com.

Today’s call is also being broadcast live via webcast, which is available at the Questcor website. A slide presentation will accompany today’s remarks by management. To access both the webcast and the presentation slides, go to Questcor’s website at www.questcor.com, click the Investor Relations link and then click on Events and Presentations. If you’re listening via telephone today to today’s call, to review the accompanying presentation slides, navigate to the live webcast, as I’ve just reviewed, and choose the no audio slides only option to review the slides in conjunction with the live conference call. There will be a taped replay of this call, which will be available approximately one hour after the call’s conclusion and will remain available for seven days. The Operator will provide the replay instructions at the end of today’s call.

Before we get started, I’d like to remind you that during the course of this conference call, the Company will make projections and forward-looking statements regarding future events. We encourage you to review the Company’s past and future filings with the SEC, including without limitation, the Company’s Forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements. These factors include Questcor’s reliance on Acthar for substantially all of its net sales and profits. During the question-and-answer session today, please keep your questions to two, and then re-queue for any additional questions.

With those logistical items out of the way, let me turn the call over to Don Bailey, President and Chief Executive Officer of Questcor Pharmaceuticals.

Don Bailey:	Thanks, Doug. Good afternoon, everyone. With me today are several other members of our management team; including Steve Cartt, who has recently been promoted to Chief Operating Officer of the Company; Dr. David Young, Chief Scientific Officer; and Mike Mulroy, our Chief Financial Officer. Several other members of the executive team are available to answer questions.

During the fourth quarter, our focus on helping more patients with unmet medical needs led to record financial results, as an increasing number of neurologists and nephrologists believe that MS and MS patients benefit from Acthar. As a result, paid prescriptions are rising, and, as we reported last week, the favorable paid prescription growth trends have continued into January of this year. The growth in the number of patients using and benefiting from Acthar led to solid increases in shipments of Acthar, net sales, earnings and free cash generation.

As we look ahead to 2012 and beyond, we believe we can sustainably grow our business due to three key factors. First, Acthar provides benefits to many difficult-to-treat patients not responding to other treatments. Second, our market penetration in terms of the total number of neurologists and nephrologists prescribing Acthar, while growing, remains relatively small. And third, we have assembled an excellent, experienced commercial team to pursue our growth plans.

Our focus remains on helping patients with serious difficult-to-treat medical conditions. This focus includes continued support of our patient assistance program. Since August 2007, this program has provided a $124 million of Acthar free of charge to uninsured or under-insured patients. The program provided over $50 million in free Acthar to patients in need during 2011 alone.

Our financial performance is also enabling us to double our research and development budgets for 2012, to further build our understanding of the potential immune modulating properties of Acthar and study other inflammatory and autoimmune diseases, such as lupus, that are already on the Acthar label. David Young will provide an update on the studies we have underway in a few moments.

This increase in demand from nephrologists led us to the decision in January to expand our nephrology sales force from 28 to 58 representatives. We plan on completing this effort during the second quarter of this year. We are also adding sales management, marketing, reimbursement and compliance staffing and programs. Implementation of this plan is well underway and the recruiting effort is ahead of plan. A smaller expansion of the MS sales team is also planned, and Steve will provide more detail on that plan in a few moments.

To manage our continued sustainable growth plan, we’ve recently made several well deserved promotions. As I mentioned, Steve Cartt has been named COO, and will work closely with me on all aspects of Questcor’s growth strategy. In addition to Steve’s promotion, Dave Medeiros has been promoted to Executive Vice President and Chief Technical Officer, and Eldon Mayer, who has worked alongside Steve for the past three plus years, has been promoted to Senior Vice President, Commercial Operations. Also, Dr. Gary Hogge has been named Vice President of Medical Affairs, and Ray Furey has been promoted to Vice President, Compliance and Chief Compliance Officer. Ray will now report to me.

In addition, Ray will have an open line of communication to a newly established compliance committee of our Board of Directors. This committee is comprised of three independent directors with compliance experience who will provide focused board oversight of our compliance program. A recent compliance review confirm that our promotional programs and activities meet all applicable laws and regulations. With our outlook for sustained growth, this new committee is part of our effort to put the infrastructure in place to make sure we continue to build Questcor the right way, as we have been doing since the new management team was put in place in 2007.

I’d like to turn the call over to Steve Cartt who will provide some more detail on our fourth quarter operating highlights and our plan for 2012.

Steve Cartt:	Thanks, Don. Good afternoon, everyone. Before providing a commercial update, I’d like to build on some of Don’s comments regarding Questcor’s development.

I joined Questcor in early 2005 after spending 17 years with other much larger pharmaceutical companies, including Elan and ALZA. At the time, Questcor was a struggling company with a great asset, Acthar, with an unclear business strategy. We’ve certainly come a long way and we are a very different company today. But one thing has remained constant throughout, our deep sense of caring for patients and their families and a real sense of stewardship of our unique pharmaceutical product, Acthar. We often disclose the amount of free Acthar we provide, which in total is now up to $124 million, and has recently surpassed about $5 million every month. While this is a significant dollar amount, our focus day-to-day is on serving patients, both children and adults and the families behind that number. This is just one of the many reasons that our employees, myself included, are proud to be part of Questcor.

I’ll now provide a review of fourth quarter paid prescriptions for the three key markets we’re focused on serving.

The chart now on the screen shows MS prescription growth for Acthar on a quarterly basis. A key priority of ours continues to be educating both physicians and patients about how Acthar is a viable treatment option for MS exacerbations or relapses, particularly in those patients not well served by steroids, which are generally considered first-line therapy by most neurologists. This focus drove our year-over-year increase in the number of paid Acthar prescriptions for MS. In the fourth quarter of 2011, there were 945 paid and shipped Acthar MS prescriptions, up from 354 scripts in the fourth quarter of 2010. This is a 167% year-over-year increase. There were several factors behind this growth: positive patient outcome, increasing awareness among neurologists about how best to incorporate Acthar into their practices, continued excellent Acthar insurance coverage for MS relapses, and the increase in productivity of our MS commercial team, all combined to generate this growth.

On the next slide we show the same MS paid prescription data on a monthly basis. While some months are sequentially down and others up, the overall trend shows a sustained growth rate over the last four years. As Don mentioned earlier, we believe our growth is sustainable since we are still in the early stages of penetrating the MS market. Based on the estimated 200,000 relapses annually in the U.S., and the annualized fourth quarter MS prescription count of about 4,000 Acthar MS prescriptions, we believe we have only modestly penetrated this market so far. Clearly we have a lot of work to do. We are currently planning to modestly expand the neurology sales force by another two dozen or so representatives. We are currently finalizing our exact numbers for this expansion. As with our commercial effort in nephrology, we are expanding the marketing, reimbursement and compliance programs for our neurology-focused sales team. Because of the real benefit seen by MS patients and their doctors that we hear about from doctors and patients themselves on a regular basis, we are optimistic that our expanded and increasingly productive MS sales team will generate healthy growth in 2012 and beyond. And we are already off to a good start in 2012 with 338 paid MS prescriptions in January.

Let’s now discuss our substantial early progress in nephrology. At the end of the third quarter, we completed the expansion of our dedicated nephrology sales force from five to 28 representatives. The nephrology commercial team performed extremely well during the fourth quarter, which was the first full quarter on territory for our nephrology sales force, and 146 paid Acthar prescriptions were shipped to nephrotic syndrome patients during the quarter. Our nephrology sales force also got 2012 off to an excellent start with 72 paid prescriptions in January alone. Insurance coverage for Acthar and MS continues to be very good, with over 85% of prescriptions covered. Our reimbursement team speaks with insurers multiple times daily and all indicators are that insurance coverage for Acthar and nephrotic syndrome should remain very strong. We believe this encouraging early growth is due to a more immediate recognition by nephrologists regarding the need for additional treatment options in nephrotic syndrome patients, particularly those whose proteinuria is not responding adequately to first-line treatment.

As we’ve discussed with you in the past, an Acthar nS prescription generates more net sales than our other promoted on-label indications due to the larger number of vials needed to complete a course of treatment. With the early but encouraging success we’re having in nephrology, we announced in early January that we would be expanding our nephrology sales force from the current 28 to 58 representatives during 2012. There has been significant interest in Questcor expressed by potential new hires around the country and we continue to attract highly experienced, high caliber pharmaceutical sales personnel, so we are moving quickly and are presently ahead of schedule, to build out this team, and we presently expect to complete hiring and training during the second quarter of this year. As Don mentioned, in addition to the sales team, we are investing in the infrastructure to support this team with new hires in marketing, reimbursement and compliance so that we can continue to successfully grow the Company from all perspectives. Our expanded nephrology sales force will continue to be 100% focused on the nephrology audience. Once the current expansion is complete, we will be able to dramatically increase the number of nephrologists that we call on regularly.

Turning now to infantile spasms. There were a total of 120 paid prescriptions for Acthar in the fourth quarter of 2011. This represents the highest quarterly paid IS prescription level since our tracking began in the first quarter of 2008. While paid IS prescriptions have varied quarter to quarter over time, we’re encouraged with the solid prescription levels we have seen during the past two quarters. And in January, this strength continued, as 48 paid prescriptions were shipped for IS. Importantly, we continue to actively support IS research and education efforts and in helping children with IS and their parents. For example, over time, we have steadily increased our financial support for important research and educational efforts by both the Child Neurology Foundation, and the Child Neurology Society. As noted in our press release yesterday, Questcor was given an award for Outstanding Corporate Responsibility and Leadership this last Saturday by the Child Neurology Foundation for our partnership efforts in research and education with both of these important organizations.

In addition to supporting important outside research projects, we are also investing in our own research programs. To bring you up-to-date on our comprehensive efforts in research and development, I’d like to turn the call over to Dr. David Young, our Chief Scientific Officer. David?

Dr. David Young:	Thanks, Steve. Good afternoon, everybody. Our scientific efforts and investments continue to expand. In addition to our ongoing research in nephrotic syndrome and multiple sclerosis, we’re planning new efforts in lupus and other on-label indications which have autoimmune and inflammatory components, as well as an unmet medical need. In order to better understand how Acthar works in the many on-label indications, we will continue to significantly expand our non-clinical pharmacology efforts. This includes investigating how Acthar’s biological activity differs from that of corticosteroids, such as methylprednisolone and prednisone. We’ve also received an IND from FDA to investigate the potential effects of Acthar in diabetic nephropathy, and plan to start the Phase IIa clinical study in the first half of this year.

Now, Mike Mulroy, our CFO, will discuss our financial highlights. Mike?

Mike Mulroy:	Thanks, David. Net sales for the fourth quarter were $75.5 million, up from 29.3 million in the fourth quarter of 2010; with the increase driven primarily by increased physician acceptance of Acthar to treat serious difficult-to-treat medical conditions. In the fourth quarter of 2011, our government sales reserve rate, which primarily relates to Medicaid, dropped to 12%. This decline was mostly due to two factors. First, infantile spasms, which has a higher Medicaid incidence rate, continues to account for a smaller percentage of our overall business mix, as our MS and nephrotic syndrome market continued their higher level of growth. Second, a greater number of potential Medicaid vials were processed through our free drug program. As a reminder, we do not generate any net sales on Medicaid business due to our 100% rebate position.

While our operating expenses grew significantly throughout 2011, due to the growth of both our commercial operation and our research and development program, as well as an expanded infrastructure to support a larger company, the growth in opex was more than offset by the growth in net sales. This resulted in an operating margin of 57% in the fourth quarter of 2011, up from 37% in the year ago period.

Turning to the bottom line, earnings per share for the quarter were $0.48 diluted based on 66.6 million diluted shares outstanding. We gained $0.03 a share from a one-time tax credit. The tax adjustments are discussed in detail in our 10-K, which is being filed today.

I won’t spend too much time on the annual results, but note that for 2011, operating expenses were up 74% from opex in 2010. This increased spending fueled a greater than 90% growth in net sales, net income and EPS. We currently expect operating expenses to increase again in 2012, principally due to a planned doubling of R&D expenses and the planned growth in the number of Acthar representatives. Our current estimate is that first quarter 2012 opex will increase in the range of 20 to 25% over Q4 2011, increase again, somewhat, in Q2, and then level out for the remainder of 2012.

Operating cash flow during the fourth quarter was $31 million, driven primarily by net income of $31.6 million for the fourth quarter. As of February 21st, Questcor’s cash, cash equivalents and short term investments totaled $224 million, and accounts receivable were $47 million. Return on equity was 64.5% for the fourth quarter. We did not repurchase any shares in the fourth quarter, but remain committed to returning cash to shareholders. We have returned $78.5 million through share repurchases under this program since the beginning of 2008, representing approximately 32% of our operating cash flow over that same period.

Now, I’ll turn the call back to Don.

Don Bailey:	Thanks, Mike. So to summarize our fourth quarter and full year 2011, our focus on helping more patients with unmet medical needs led to record financial performance for both the quarter and the year. We believe that because Acthar provides real and substantial benefits to many patients who would otherwise continue to suffer the effects of serious difficult-to-treat disorders, our growth should be sustainable. We are expanding the organization and associated infrastructure to address the significant growth opportunities in front of us. At the same time we are off to a good start to 2012 with January MS, NS and IS paid prescriptions each having a good month.

Before providing a little overall perspective on the value drivers for Questcor, I wanted to briefly address some of the rumors that we are being told are being spread by members of the short-selling community.

First was the rumor that we cancelled the RBC Conference due to bad news we did not want to share. Actually, we cancelled the RBC Conference because we were double-booked with the Citi Conference. We presented at the Leerink Conference last week and we’ll present again next Monday, February 27th at the Citi Conference.

The next rumor was that Questcor was the subject, or soon to become the subject, of one or more government investigations. In reality, we have no knowledge of any government investigation. We have not been contacted by any government agency regarding an actual or potential investigation. Furthermore, our recent compliance review found no violations of policy, guidance or law.

The third rumor is that our success is due to just a couple of docs writing Acthar scripts. Actually as we continue to educate physicians on how Acthar works to treat serious medical conditions, the number of physicians prescribing Acthar continues to grow. This number has more than doubled year-over-year, resulting in almost 900 doctors writing almost 1,800 Acthar prescriptions in the fourth quarter.

An associated rumor is that only a few reps are making sales. Actually all Acthar MS reps generate scripts and three quarters of all Acthar MS reps met or exceeded their goal in Q4.

We have also heard the rumor that insurance companies are stopping their coverage of Acthar for nephrotic syndrome. As Steve reported, coverage of Acthar for nephrotic syndrome continues to be above 85%.

And we are asked about the rumor that our accounts receivable is up because payers have stopped approving Acthar. Accounts receivable are up mainly because sales are up. The day after the 8-K with our Leerink Swann Investor Conference presentation was filed, $13 million in checks were received and cleared payment. Payers do not pay us directly so insurance issues would not affect AR in any case.

There have been other rumors as well, but in the interest of time I will not attempt to cover all of them. I think you get the idea.

Before opening up for questions and answers, I think that it may be helpful to investors for me to put our current efforts and investments into the longer term context of the history of Acthar, the science surrounding the drug and its ability to help patients.

The reason I want to spend some time talking about this subject is that it explains the real value equation for Acthar and Questcor to investors. When Questcor purchased Acthar in 2001, we were rescuing an old drug that was being abandoned by big pharma. The manufacture of Acthar was in the process of being discontinued. Literally, it was ending. Its prior manufacturer was experiencing significant problems making Acthar and was losing significant money trying to do so. The situation resulted in shortages that had severely affected the availability of Acthar for infants with infantile spasms and other patients. This was a serious public health concern to the FDA. When Questcor acquired Acthar, we knew that we would have to spend millions of dollars on transferring the manufacturing of the drug to contract manufacturers and that we might fail in doing so. We also knew that if we were to create a viable business from the drug we would have to invest in commercial activities to grow the drug, go through a learning curve to make sure that those efforts worked, and also invest in a more modern scientific understanding of the drug. That scientific investment would of course include working with the FDA to modernize the drug’s label and add infantile spasms to the label.

Today, I’m happy to say that all of these efforts succeeded. Not to say that they all succeeded quickly, or without serious setbacks along the way, financial and otherwise. In mid 2007, after losing tens of millions of dollars on Acthar for six years, Questcor was rapidly running out of cash. Even before that, the manufacturing transfer process took years of work and significant financial investments to be successful. Also, the effort to work with the FDA to modernize the label and achieve approval of the infantile spasms indication failed twice before it was successful in 2010. And our commercial efforts encountered setbacks until 2008. Over the last 10 years we have overcome all of these challenges so that Acthar has remained available to patients and Questcor is now a successful company. Now we’re investing back into the medical communities to support important research and education.

We believe two very important things about Acthar. First, Acthar can help more patients than it has so far. And second, Acthar has the potential to play a larger role in addressing the autoimmune and inflammatory processes in many serious diseases. A better understanding of these processes could lead to additional breakthroughs and treatment over time. In order to better understand this value driver, it is worth taking a minute to discuss the emerging science behind Acthar.

Acthar was approved in 1952 during one of the most exciting periods of scientific advancement in biomedical research. From the 1940s to the 1960s, the developing understanding of hormones led to many important new pharmaceutical products, including hormone replacement therapy, such as Premarin, Acthar, sex hormone products, such as birth control pills, and synthetic steroids like prednisone. Acthar was initially regarded as an important product, but after synthetic steroids were introduced, scientific and medical interest in Acthar waned. Much of the medical community mistakenly regarded Acthar as merely a different way of giving steroids, so R&D spending on Acthar stopped. But we now know that Acthar contains a very broad active hormone, ACTH, as well as many other active peptides that emerging science indicates bind to a variety of receptors in the human body including in the central nervous system, the kidney and certain immune cells. For this reason, Acthar seems to be able to successfully treat some patients for which steroids fail. This is the core of our opportunity and also our challenge in rescuing and reviving an old drug. Acthar has been misunderstood and underestimated and what many physicians think they know about the drug is not up-to-date.

We have been addressing this opportunity and challenge in two ways.

First, we have invested heavily in developing an experienced and well trained commercial team to educate physicians about our growing understanding of Acthar and its ability to help their patients. Our average representative has 10 years of pharma or biotech sales experience, and they are supported by a growing team of medical science liaisons, many of whom have PhDs who interact with physicians to answer their questions regarding the emerging science behind Acthar.

Second, we have been rapidly increasing our research and development spending, focused on the science of Acthar rather than on building a pipeline of unrelated products. In 2007, we spent less than $5 million on R&D. By 2011, we had tripled that spending. Today, we announced the spending could double again in 2012. This represents very rapid growth in our spending for scientific, clinical and regulatory efforts.

So what is the potential for Acthar? Well, it is a bit different from the situation that most pharmaceutical companies have. We have an approved product that has been on the market for 60 years. So its safety is very well known and is supported by decades of clinical use. However, we need more modern efficacy data and more information about how Acthar works. So we have increased our R&D spending in these areas. Unlike most pharmaceutical companies, Questcor is not conducting clinical trials of novel compounds whose safety and efficacy in the human body are unknown. Rather, we are working to better understand a very complex biologic drug that has multiple active ingredients and multiple mechanisms of action, and through that understanding, we expect to gain a better understanding of the potential of Acthar to treat certain diseases in which those mechanisms of action may be particularly important.

As you may know, recent scientific papers by our academic collaborators have shown some important results in these areas. For example, one paper showed that the efficacy of Acthar in reducing proteinuria and nephrotic syndrome appears to relate to its ability to suppress production of antibodies to the PLA2 receptor. This was a brand new finding that was previously unknown. Other scientific studies have indicated that there are still other mechanisms of action that appear to impact various portions of the immune system involved in the autoimmune process, as well as other organ systems. These mechanisms are completely separate from Acthar’s stimulation of the adrenal gland to make cortisol.

This is the frontier of science. When Acthar was originally developed, only the most basic understanding of biochemistry had yet been achieved. The developers of Acthar thought they had merely come up with a way of obtaining the ACTH hormone which could then be used to make cortisol in the body. But it turns out that what they created was actually far more important and more complex and more promising.

With the tools of science today, we are in the process of unlocking the true nature of Acthar. These efforts may, over time, lead to a strong understanding of how Acthar can help far more patients and address a far broader set of serious autoimmune and inflammatory diseases than we see today. It may also lead to the development of new related products that could have even better safety and efficacy profiles in the treatment of these diseases. We look forward to realizing this opportunity to help many patients who suffer from serious autoimmune and inflammatory diseases over the next decade.

Operator, we are now ready for questions.

QUESTION AND ANSWER

Operator:	Thank you, sir. We will now begin the question and answer session. As a reminder, if you would like to ask a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, press the star, followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Tim Chiang of CRT Capital. Please go ahead.

Tim Chiang:	Hi. Thanks. Don, I wanted to ask you a little bit about the sales reserve. I think it was about 12% in the fourth quarter. Was that a number that you’re comfortable with going forward?

Don Bailey:	I’ll let Mike answer that question.

Mike Mulroy:	Yes. Tim, you know, there’s several drivers for that, and we build it up from bottoms-up every quarter. The trend line we would expect to continue to move directionally as the adult populations that use Acthar continue to grow more rapidly than the infant population. But there will be volatility around that. So I wouldn’t expect us to—I wouldn’t take the 19% of a quarter ago and the 12% this quarter and straight-line it from there. So, you know, again, it’s—the one driver will continue to move in our direction but everything else we’d expect to see volatility from quarter to quarter.

Tim Chiang:	Okay, great. And maybe, Mike, just want to follow-up. You know, you highlighted that R&D spending is probably going to double in 2012 from 2011, is there any sort of target you’re looking at for SG&A expenses in 2012?

Mike Mulroy:	Yes, I mean that will grow as well. I don’t know if we’re giving guidance on that particularly but.

Don Bailey:	Well the overall operating expense, so the total of all operating expenses, we expect to grow 20 to 25% in Q1. You know, maybe another 5 to 10% in Q2 and then roughly level the rest of the year.

Tim Chiang:	Okay, great. Thanks a lot.

Don Bailey:	Whatever that works out to. You know, and we adjust that spending as we go depending on how sales are growing.

Tim Chang:	Okay. I’ll get back in queue. Thanks.

Operator:	Thank you. Our next question comes from the line of Steve Yoo of Leerink Swann. Please go ahead.

Steve Yoo:	Thanks for taking the question. I was wondering, in the nephrotic syndrome sales, do you—from your reps do you get a sense that doctors had been warehousing patients, if there was a bit of a bolus in the first couple of quarters?

Don Bailey:	That’s an excellent question, Steve. And I’ll let Steve Cartt answer that question.

Steve Cartt:	Yes, hi, Steve. Yes, we don’t—you know, there clearly are patients that are under-served currently and doctors, you know, in some cases know who those are that are in their practice and they see them, you know, periodically, so there’s some patients that the doctors are aware of, there’s others that just come in as new patients, you know, they’ve transferred from other practices, they’ve moved, et cetera. So there’s a little bit of that. You know, it’s still very early in this whole process for nephrotic syndrome. The feedback that we’re getting from the docs is very, very positive overall. You know, I think we’re helping a lot of patients who were—didn’t really have many treatment options previously. So all that’s good news and we’re just scratching the surface in terms of the number of potential prescribers. So a lot of work still to do and going forward we’re optimistic that we’ll be growing in 2012 and forward.

Steve Yoo:	Okay. And could you remind me about the timing of the vials shipped for nephrotic syndrome. So when a prescription comes in, how many vials get shipped at what time?

Steve Cartt:	Yes, it’s usually one or two vials shipped initially. Of course the six month course of treatment, you know, sometimes longer, sometimes a little shorter, but six is pretty typical. And so those vials are—it’s kind of a tail to NS in that there’s some vials shipped initially in the quarter when the script is written and approved but there’s also vials that kind of flow into the additional next one to two quarters depending on when that script comes in. So, yes, there’s—it’s not all shipped in a lump sum upfront, if that’s what your question is.

Steve Yoo:	Okay. So there’s pretty much one or two vials shipped at a time, is that how it works?

Steve Cartt:	That’s usually how it works. You know, definitely varies by payor. Some will ship one, some will ship two, that’s pretty typical either of those scenarios. What we virtually never see is 10 vials shipped upfront or even five vials. It’s the first couple of vials, see how the patient does on drug for the first month or so, then continue the treatment from there, and the additional vials will ship in the form of refills.

Steve Yoo:	Great. Thank you very much for taking the question.

Steve Cartt:	Sure.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star followed by the one on your touch tone phone at this time. As a reminder, if you are using speaker equipment, you will need to pick up the handset before making your selection.

Our next question comes from the line of Yale Jen with Maxim Group. Please go ahead.

Yale Jen:	Thanks for taking the questions. Here we have two. The first one is, could you give us a little bit breakup, Don, in the revenue for each of these indications, NS, IS and MS as well as miscellaneous?

Don Bailey:	Sure. It’s roughly, very roughly speaking, 55% MS, 25% NS, 15% IS and 5% miscellaneous.

Yale Jen:	Okay, and—thanks. And the second question is that so far at this moment how many prescribing physicians, nephrologists as well as neurologists for each of those indications that you have generated?

Don Bailey:	Well, let’s see, we had about 900 overall. I don’t have the breakdown in front of me but I’m going to guess it was probably almost 600 in MS, 150 in nephrology and 150 in IS, roughly speaking.

Yale Jen:	Okay, great. Thanks a lot and congrats on the very good quarter.

Operator:	Thank you. Our next question comes from the line of Chris Holterhoff with Oppenheimer. Please go ahead.

Chris Holterhoff:	Hi, guys. Thanks for taking the question. Just on MS, I was wondering if you can talk about if you think additional sales growth will come, you know, primarily from new prescribers, or do you think you’ll have a lot more room for growth just by adding new patients in doctor’s offices that you’re already in?

Don Bailey:	That’s an excellent question, Chris, and I think the answer is all of the above. Let me let Steve elaborate.

Steve Cartt:

Yes. Chris, so the answer is all the above. We’re continuing to generate incremental business from doctors who’ve already started to write and of course they’re getting experience with the drug, they’re seeing the benefits in their patients and, you know, we’re seeing incremental business from those doctors. We’re obviously constantly working on generating new prescribers. Sometimes that really takes a lot of time. You know, some docs we call on for, you know, 18 months, two years, two and a half years before we get the first prescriptions generated from them, and we see that type of pattern is continuing. So it’s a matter of, you know, generating incremental business from our existing prescribers and generating some new prescribers. And that’s really what the reps are focused on.

Chris Holterhoff:	Okay, that’s helpful. Thanks. And then on nephrotic syndrome, you know, now that you have a bit more experience selling there just wondering what the latest data shows in terms of the average number of vials per script that were written? I know it’s historically been in the seven to eight range, just wanted to kind of confirm if it’s staying flat in that range.

Don Bailey:	Chris, it’s probably dropped somewhat. I think the last number we gave was in the high 6s and we don’t really have any information to substantiate any number different than that. But we would expect that to drop a little bit over time initially due to behavior from the payers maybe wanting a new script after a little while on a patient but then we would expect that to increase because we’ve hired a new adherence, we started a new adherence program. Maybe, Steve, you could just briefly touch on that.

Steve Cartt:	Yes. So obviously, you know, it’s in the best interest of the patient to complete the course of therapy. It gives them the greatest chance of seeing the therapeutic benefits from Acthar. And so we’re starting off a pilot program in conjunction with our reimbursement hub in the specialty pharmacies that will help to support the patients so they continue on their treatment. Some patients, you know, think that if they skip doses and if they don’t complete a full course, and this goes with any drug, right, such as Acthar, it’s very common in drugs that are used for prolonged periods. In looking at a six month course, it’s easy for patients to drop out, drop off treatment, not comply with their full dosage regimen, so we’re working on a compliance program and a patient adherence program that will be in contact with the patients and help them understand the importance of continuing with their full course of therapy. And we’re optimistic, you know, we haven’t kicked this off yet, we’re optimistic that that will provide some benefit and keep patients on the appropriate treatment regimen.

Chris Holterhoff:	Okay, perfect. Thanks. Maybe if I can just sneak one last question here. Can you just give us a sense of what portion of your current NS reps are achieving their targeted quota?

Steve Cartt:	Yes, still very early. Yes, still very early. We have a lot of them getting up to speed on the drug but roughly half right now we expect that to increase. Of course with the expansion we’ll add in a whole, you know, cohort of new reps who’ve just gone through training by the end of Q2, so we’ll have to get those reps up to speed and get them generating business as well.

Chris Holterhoff:	Perfect Okay. Well, thanks a lot for taking the questions and congratulations on the progress.

Steve Cartt:	Thanks, Chris.

Operator:	Thank you. Our next question comes from the line of Juan Sanchez with Ladenburg Thalmann & Co. Please go ahead.

And pardon me, Mr. Sanchez, your line is open at this time. Please check to see if you have yourself on mute.

And our next question comes from the line of Jim Molloy with ThinkEquity. Please go ahead.

Jim Molloy:	Hey, guys. Thanks for taking the question. I had a—just looking at the rebate numbers, percentage rebated, it looks like it jumps around a little bit this quarter from last quarter, and I know that number can move, but is there anything there with regards to particularly NS jumping up a bit and IS coming down that are using the free drug program? Can you walk through how the free drug program is impacting that or potentially, you know, finding more Medicaid patients in those—in the NS or the MS space?

Don Bailey:	Sure. So what happens, if a prescription comes in, especially with infantile spasms, and we think it’s a Medicaid and our—the hub, our reimbursement support center, which we call a ‘hub’ thinks it’s a Medicaid patient, they’ll check for Medicaid eligibility for that patient. Sometimes there’s a delay in getting a response to that inquiry. If that delay lasts more than, you know, just a little bit of time, a few hours, then that prescription is sent over to the free drug program. Since it’s very important to get these IS prescriptions filled quickly, it’s basically considered a medical emergency. So if there’s any delays in determining whether Medicaid’s going to cover this patient, then the prescription’s moved over to the free drug program. Any prescription filled from the free drug program just doesn’t show up in our financials; other than the cost of the product, of course, is in the cost of goods sold. So the vial count that we give out at the end of the quarter does not include those vials and of course there’s nothing in gross sales or net sales associated with the free drug.

Does that help understand—help explain that, Jim?

Jim Molloy:	Sure. And then just on NS a bit of a jump, was there, you know, up in the 11% of scripts were rebated back, is that something you expect to see going forward or is that kind of an anomaly or are you still trying to figure out that space as you go?

Don Bailey:	Yes, I think that’s—there’s approximately 10 to 12% of adults are enrolled in Medicaid, so that kind of matches, just the adult population statistics for Medicaid. So we would expect that to continue. You know, there’s volatility around it but as an average that probably is about the right number.

Jim Molloy:	And just a last question then. Looking at the numbers you guys reported, you pre-released for January, and just (inaudible) very simple, multiplied by three to get the whole quarter, and it’s four to get the whole year, kind of at the price you guys have, it’s, you know, I know you guys don’t give projections on the top line, but it looks like that’s a number that comes in well ahead of sort of street consensus estimates in the—almost towards 400 million from the high 300 millions with no growth. Is that—does my math seem correct on that or am I missing something that’s going to happen in 2012 to bring numbers down?

Don Bailey:	Jim, respectfully, I can’t answer that question and I think that’s a question for you and your colleagues to answer. We just run the business and try to generate sales, so the numbers will fall out the way they fall out.

Jim Molloy:	Thanks for taking the questions, guys.

Operator:	Thank you. Our next question comes from the line of Biren Amin with Jefferies & Company. Please go ahead.

Biren Amin:	Yes. Thanks, guys, for taking my question. The Company provided I guess strong January prescription numbers last week for IS/NS, and I was just wondering if maybe you could provide trends over the last three weeks and whether you’ve continued to observe sustained growth across the three indications?

Don Bailey:	We’ll release February numbers within the first 10 days of March, so we don’t want to get into the habit of giving out daily reports here. So we’re not going to provide any information on this call or at the Citi Conference but we will provide information some time during the first 10 days of March in an 8-K.

Biren Amin:	Okay. And I was just looking through the press release, it seems over the last two weeks the Company’s observed an increase in about $12 million in cash compared to I guess an increase of about 5 million over the previous three weeks, so I just wanted to understand the lumpiness.

Don Bailey:	I think the lumpiness just has to do with payments of payroll and taxes and the receipt of when our single customer pays us. So I wouldn’t read anything into that. It’s just the normal variations in the, cash received and cash payments.

Biren Amin:	All right. And then I guess...

Don Bailey:	Medicaid’s another set of big checks to goes out periodically. So, you know, we receive big checks, we send out big checks, so.

Biren Amin:	Okay. And I guess one last question on the diabetic nephropathy study that’s about to get underway. Could you maybe provide us with the study design?

Don Bailey:	I don’t think we’re ready to do that at this time until it’s published in clinicaltrials.gov, which I don’t think it is yet. So you’ll have to wait until it’s published ‘cause things can change (inaudible), you know, in the last little parts of the negotiation.

Biren Amin:	Great, thanks.

Operator:	Thank you. Our next question comes from the line of Mario Corso with Caris & Company. Please go ahead.

Mario Corso:	Hi, good evening. Thanks for taking my question. Congratulations on a good quarter. And Don, thanks for going over some of the rumors and enlightening us on the good things that are really going on. A couple of things I wanted to ask. In terms of the additional nephrology reps, will any of them be in the field in the second quarter or will those all be entering the field beginning in the third quarter? And then in terms of the share buyback you mentioned nothing in the quarter but still committed to returning cash to shareholders, so should we assume that that means that there is plans for buying back shares in the current quarter? Thanks very much.

Don Bailey:	I’m going to ask Steve Cartt to answer the first question on the timing of the NS expansion and Mike can answer the question on the buyback.

Steve Cartt:	Yes, Mario, this is Steve. We’ll probably start seeing reps in the field being trained towards the end of the second quarter. So, yes, we would expect to have everybody up and running and making calls in their new territories for the full third quarter for sure, but we’ll start seeing some impact from that late in the second quarter.

Don Bailey:	Mike, can you talk about the buyback?

Mike Mulroy:	Yes. On the buyback, we’re not going to comment on current activity. You know, I think the statement on our commitment, I would read that as a long term commitment. We’ll obviously report after the fact on a quarterly basis what we have done looking backwards, but that’s about as far as we’d go discussing it.

Don Bailey:	Yes, we will say that we, you know, during the duration of this program, which is about a little bit under four years, we have bought back 20% of the outstanding shares, so when we jump in, we jump in pretty big usually.

Operator:	Thank you. Our next question is a follow-up question from the line of Tim Chiang of CRT Capital. Please go ahead.

Tim Chiang:	Hi, Don. Maybe just a follow-up to that question about the cash. Have you and the Board ever considered possibly issuing a special dividend or something else to sort of reward shareholders given the fact that you continue to build cash at this point?

Don Bailey:	Well we certainly discuss that topic and obviously we haven’t reached a conclusion to do so. So I think that’s about all I can say on that but it does get discussed and we get various opinions from investors of to do it and not do it, how to do it and so forth.

Tim Chiang:	Maybe just one follow-up on the diabetic nephropathy trial. Is there any sort of timeframe as to when you expect to have results from that trial?

Don Bailey:	Well, we expect to get the trial going fairly soon, sometime in the first half of this year. But past that I don’t think we have any expectations that we can provide you at this time.

Operator:	Thank you. Our next question comes from the line of Patrick Lin with Primarius Capital. Please go ahead.

Patrick Lin:	Hi, guys. Thanks for taking my question. The first one is just a real quick update in terms of what do you guys have planned currently for either investment conferences or potentially non-deal road shows in the various cities, just so I can kind of get an idea, you know, where we might be able to hook up.?

Don Bailey:	Well, we’ll be doing the Citi Conference next week. We’re signed up for the Maxim Conference, which I think is in late March. The BofA Conference sometime in May. And of course we have a regular program of non-deal road shows that begun—we’ll be doing throughout the year. I don’t think I have a schedule in front of me, so. But, you know, we’ll be out and amongst investors as we always have been.

Patrick Lin:	Great. And Don, the explanation or background you gave was very, very helpful, I was just curious if you could also just add a little color to, you know, after you overcome some of the challenges there, how does it feel sitting in your office looking at the dashboard now in terms of your confidence level and visibility for the business versus let’s say a year ago and versus two years ago, please?

Don Bailey:	That’s an excellent question. It seems as we move along in time the entire management team gets more and more enlightened about Acthar and the possibilities, and hence, gets more excited. Clearly Acthar is a drug that’s helping patients and if there are some broader uses here for helping autoimmune and inflammatory conditions, the future is very, very bright for Acthar, and hence, for Questcor and, you know, there’s hope for patients in all kinds of diseases. So it’s very exciting. We think we have an excellent team of people to execute on both the commercial front and the scientific front as well as the manufacturing of this drug, which is very complex. So we feel good all around with our resources, and our opportunity, and it gets better all the time.

Patrick Lin:	Thank you very much.

Operator:	Thank you. Ladies and gentlemen, we have time for two last questions.

And our next question comes from the line of Yale Jen with Maxim Group. Please go ahead.

Yale Jen:	Thanks for taking the follow-up question. Just about the lupus development, could you give us a little bit more color in terms of both potential Phase IV study as well as thinking about the marketing and other efforts for the year and maybe next year?

Don Bailey:	Well, I’ll let Steve answer the second question, but briefly on the first question we are interested in obtaining some data with respect to Acthar and lupus as in the most expeditious manner we can, so we’re looking at both physician sponsored studies and Phase IV studies, and we’re not ready to talk about those studies yet but we’ve been spending quite a bit of time in looking at both of those topics, as well as trying to get a case series together.

Steve, can you answer the second part of that question?

Steve Cartt:	Yale, was your question related to timing for commercial activities?

Yale Jen:	It’s more commercial activity and what type of effort, at least at this moment, contemplated toward the end of the year or maybe next year.

Steve Cartt:

Yes, we’re kind of looking at the same model. Good question, by the way. We’re looking at the same model that we used in nephrology a while back, which was to take a group of experienced rheumatology reps and have a pilot selling effort with some initial sets of data. So we’re, you know, Don mentioned we’re in the process of generating the data, and we’ll be doing that over the next several months, getting some experience with the drug in lupus patients, and we’re targeting, you know, somewhere towards the end of the year to start a pilot effort with maybe half a dozen or so reps similar to what we did in nephrology. And if that goes well, you know, we could expand from there. So we’re looking at a very, very similar model to what we did in nephrology.

Yale Jen:	Okay, great. Thanks a lot for the coloring (ph) of the subject.

Operator:	Thank you. Our last question is a follow-up question from the line of Jim Molloy with ThinkEquity. Please go ahead.

And pardon me, Mr. Molloy, your line is open. Please check to see if you’re on mute.’

And there are no further questions in the queue at this time. I’d like to turn the call back to management for any closing remarks.

Don Bailey:	Thank you, everybody, for calling in and we look forward to reporting on our progress next time at the end of the first quarter. Take care. Bye-bye.

Operator:	Thank you. Ladies and gentlemen, this concludes the Questcor Fourth Quarter and Fiscal Year 2011 Earnings Conference Call. If you’d like to listen to a replay of today’s conference, please dial 303-590-3030 or 1-800-406-7325, and enter the access code of 4509827, followed by the pound sign. We thank you for your participation. You may now disconnect.

END